Universal Corporation Announces Share Repurchase Program and 41st Annual Increase in Dividends

RICHMOND, Va., Nov. 8, 2011 /PRNewswire/ -- George C. Freeman, III, Chairman, President, and Chief Executive Officer of Universal Corporation (NYSE: UVV), announced today that the Company's Board of Directors approved a program for the repurchase of up to $100 million of Universal Corporation common stock. The authorized purchases may be made from time to time on the open market or in privately negotiated transactions at prices not exceeding prevailing market rates. Universal currently has approximately 23.2 million common shares outstanding.

In addition, Mr. Freeman announced that the Board of Directors has increased the regular quarterly dividend on the common shares of the Company by one cent to forty-nine cents ($0.49) per share. The dividend is payable February 13, 2012, to common shareholders of record at the close of business on January 9, 2012. This increase indicates an annualized rate of $1.96 per share and a yield of approximately 4.5% based on the $43.11 closing price on November 7, 2011. In addition, the Board of Directors declared a quarterly dividend of $16.875 per share on the Series B 6.75% Convertible Perpetual Preferred Stock, payable December 15, 2011, to shareholders of record as of 5:00 p.m. Eastern Time on December 1, 2011.

Mr. Freeman noted, "This is our 41st consecutive annual dividend increase. We are pleased to continue our strong record of providing value to our shareholders through the return of our earnings and cash flow while carefully managing our balance sheet."

Headquartered in Richmond, Virginia, Universal Corporation is the leading global leaf tobacco merchant and processor and conducts business in more than 30 countries. Its revenues for the fiscal year ended March 31, 2011, were $2.6 billion. For more information on Universal Corporation, visit its web site at www.universalcorp.com.

CONTACT: Karen M. L. Whelan, +1-804-359-9311, Fax: +1-804-254-3594, investor@universalleaf.com